Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to all references to our firm included in this Registration Statement on Form S-8 of Harvest Oil & Gas Corp. with respect to our estimates of the oil, natural gas and natural gas liquids reserves of EV Energy Partners, L.P, which appear in EV Energy Partners, L.P’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018.

/s/ D. Randall Wright
D. Randall Wright
President
Wright & Company, Inc.
TX Reg. No F–12302
June 4, 2018